EXHIBIT (A)(1)(F)

                           ELBIT MEDICAL IMAGING LTD.

                OFFER TO PURCHASE FOR CASH UP TO AN AGGREGATE OF
                            2,800,000 ORDINARY SHARES
                     AT A PURCHASE PRICE OF $11.40 PER SHARE
           IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

          SUPPLEMENT TO OFFER TO PURCHASE AND TO LETTER OF TRANSMITTAL

                                     * * * *
                         SUPPLEMENT TO OFFER TO PURCHASE

     This Supplement supplements and amends our Offer to Purchase, dated November 23, 2004 (the "Offer to Purchase") and forms part of the Offer to Purchase in all respects. The date of this Supplement is December 15, 2004. All capitalized terms not otherwise defined in this Supplement have the meanings given to them in the Offer to Purchase. This Supplement should be read in conjunction with the Offer to Purchase.

1. "SUMMARY TERM SHEET". The Summary Term Sheet is amended as follows:

     a. The paragraph "When Will Elbit Pay Me For My Shares?" on page 6 of the Offer to Purchase is replaced by the following:

     "WHEN WILL ELBIT PAY ME FOR MY SHARES?

     Subject to proration, we will pay for or return the shares validly tendered promptly after the Expiration Date, in accordance with Rule 14e-1(c) under the Exchange Act. See Section 5."

     b. The paragraph "Can I Tender My Shares Using a Guaranteed Delivery Procedure?" on page 6 of the Offer to Purchase is replaced by the following:

     "IS THERE ANY PROCEDURE FOR TENDERING MY SHARES AFTER THE EXPIRATION DATE (ALSO CALLED "GUARANTEED DELIVERY")?

     No. You may only tender your shares by following the procedures and instructions described in Section 3 and submitting all required documents by the Expiration Date. If you do not validly tender your shares by the Expiration Date, you will no longer have an opportunity to tender your shares."

     c. The paragraph "If I Decide Not to Tender, How Does the Offer Affect My Shares?" on page 8 of the Offer to Purchase is replaced by the following:

     "IF I DECIDE NOT TO TENDER, HOW DOES THE OFFER AFFECT MY SHARES?

     Under Israeli law, the shares purchased pursuant to this Offer will be "dormant" so long as they continue to be held by the Company (i.e., such shares will not have any equity and voting rights while they are held by the Company). As a result, immediately following completion of the Offer, you will own a larger portion of Elbit."

2. "3. PROCEDURES FOR TENDERING SHARES" AND "5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE". In the following three paragraphs, the Offer to Purchase states that the payment of the Purchase Price will be made "as soon as administratively possible following the Expiration Date":

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     a.   Last paragraph on page 18 (beginning with the words "If the conditions to the Offer are satisfied");

     b. Fourth full paragraph on page 19 (beginning with the words "If the conditions to the offer are satisfied"); and

     c. Second paragraph on page 22 (beginning with the words "Promptly following the Expiration Date").

     In each of these three paragraphs, (i) the phrase "as soon as administratively possible following the Expiration Date" shall be replaced by the phrase "promptly after the Expiration Date" and (ii) the phrase ", in accordance with Rule 14e-1(c) under the Exchange Act" shall be added to the end of each such paragraph.

3.   "6. CONDITIONS OF THE OFFER". This section is amended as follows:

     a. The definition of "event" on pages 24 and 25 is hereby amended in its entirety to read as follows:

     "(1) any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended or issued by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, which (i) challenges the making of the Offer or may prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect in any material manner the Offer or (ii) in our reasonable discretion, could have a material adverse effect on us;

     (2) any action or proceeding threatened, instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign, seeking any judgment, order or injunction having any effect set forth in clause (1) above;

     (3) any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in our business, assets, liabilities, condition (financial or otherwise), prospects or results of operations that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on us;

     (4)  there has or will have occurred, and continue to exist:

          o any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

          o a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or Israel (whether or not mandatory);

          o a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or Israel that could, in our reasonable judgment, have a material adverse effect on us, or on the trading of our shares, or material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;


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          o    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof that could, in our reasonable judgment, have a material adverse effect on us, or on the trading of our shares;

          o any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, or on the trading of our shares; or

          o a tender offer or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed."

     b. The second paragraph of clause (b) on page 25 is hereby amended in its entirety to read as follows:

     "The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions (unless the conditions arise primarily as a result of our action or inaction) and may be waived by us in whole or in part at any time and from time to time until the Expiration Date (as may be extended), in each case, in the exercise of our reasonable judgment."

4. "15. FEES AND EXPENSES". The first clause of this Section appearing before the fee table on page 41 is hereby amended in its entirety to read as follows: "It is estimated that the expenses incurred in connection with the Offer will be approximately as set forth below, all of which the Company will be responsible for paying:".

     The remaining provisions of the Offer to Purchase remain the same.

                                     * * * *

     The Israeli Depositary, Menorah Gaon Investment House Ltd., has confirmed that its undertaking as detailed in the Offer to Purchase continues to remain in effect following the changes set forth in this Supplement.

                                     * * * *
                       SUPPLEMENT TO LETTER OF TRANSMITTAL

     This Supplement supplements and amends our Letter of Transmittal previously sent to shareholders with the Offer to Purchase (the "Letter of Transmittal") and forms part of the Letter of Transmittal in all respects. This Supplement should be read in conjunction with the Letter of Transmittal.

     The Letter of Transmittal is hereby amended by deleting the following sentence at the end of page 3 thereof: "The undersigned represents and warrants to the Company that the undersigned has read and agrees to all of the terms of the Offer."

     The remaining provisions of the Letter of Transmittal remain the same.

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